Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191

CONTACT:
Matt Brusch, Director of Communications mbrusch@tier.com
(571) 382-1048

Tier Technologies Granted Extension from NASDAQ

RESTON, Va., March 15, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), announced today that on March 10, 2006, Tier Technologies, Inc., (“Tier” or the “Company”) received a notification that The Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company’s request for continued listing on The Nasdaq National Market, subject to certain conditions as described below.

As previously disclosed, On February 2, 2006, the Company attended an oral hearing before the Panel during which Tier requested continued listing on The Nasdaq National Market. Subsequently, on March 10, 2006, Tier received the Panel’s decision to grant the Company’s request, subject to certain conditions. One of the Panel’s conditions requires that the Company file with the Securities and Exchange Commission by May 5, 2006, its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005.

The Panel has also conditioned continued listing upon receiving, no later than April 5, 2006, a substantive status report on the independent investigation being conducted on behalf of the Company’s Audit Committee of its Board of Directors (the “Audit Committee”). The Audit Committee, with the assistance of independent outside counsel and counsel’s accounting advisers, is currently conducting an investigation of restatement-related issues. Specifically, with respect to the scope of its investigation, the Audit Committee is exploring qualitative and financial reporting issues giving rise to the restatement, including those brought to its attention by Company management, and will review the Company’s proposed restatement and related filings once prepared by the Company. The Committee may also have reason to consider certain accounting control and management issues as such issues arise during the course of its investigation. Once the review is complete, the Committee will pursue remedial and other actions, if appropriate, based upon its findings and conclusions. The Audit Committee will provide the Panel with a substantive status report on the investigation on or before April 5, 2006 and expects to complete its investigation on or before April 21, 2006. The Company will make any appropriate disclosures thereafter.

Another condition for continued listing on The Nasdaq National Market, included in the Panel’s March 10, 2006 notification, was a requirement to disclose (by March 15, 2006) the impact on Tier’s historical financial statements of a previously disclosed project undertaken by the Company to reconcile the accounting records of one of its payment processing centers. The Company has conducted a preliminary reconciliation of the accounts for this payment processing center, which is undergoing a rigorous review and validation process. While it has made substantive progress, Tier is not currently able to disclose final results of this reconciliation or the associated impact on its historical financial statements. To ensure that the results it reports are accurate, Tier will request an extension from the Panel by March 17, 2006. Although the Company is asking for an extension for meeting this condition, the Company can provide no assurance that the Panel will grant an extension and allow Tier to maintain its listing of common stock on Nasdaq.

The fifth character “E” will remain appended to the Company’s stock symbol pending a final determination that the Company is fully compliant with Nasdaq’s filing requirements and all other requirements for continued listing on Nasdaq. Although the Company is making every effort to satisfy the terms of the Panel’s decision, and thereby maintain its listing, we can provide no assurances that the Company will be able to do so, which could result in the delisting of Tier’s common stock from Nasdaq.

About Tier

Tier Technologies (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.